UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

_________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   December 15, 2016

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NEXEON MEDSYSTEMS INC

(Exact Name of Registrant as Specified in Charter)

Nevada	000-55655	81-0756622
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1708 Jaggie Fox Way Lexington, Kentucky	40511
(Address of Principal Executive Offices)	(Zip Code)

844-919-9990

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

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Item 1.01	Entry into a Material Definitive Agreement.

Patent License Agreement

On September 29, 2016, William Rosellini (“Licensee”), the Chief Executive Officer, a Director and a majority shareholder of Nexeon MedSystems Inc (the “Company”), entered into a patent license agreement (the “License Agreement”) with Magnus IP GmbH, incorporated and existing under the laws of Germany (“Magnus” or “Licensor”). Pursuant to the terms of the License Agreement, Magnus granted to Mr. Rosellini, and his “Affiliates” (an entity that Mr. Rosellini has ownership, directly or indirectly, of 50% or more of the voting equity of such entity), a non-exclusive, non-transferable, non-assignable without the right to sublicense worldwide license under the Licensed Patents (described below), to make, have made, use, import, export, distribute, sell, offer for sale, develop and advertise Licensed Products (described below), hereinafter referred to as the “Siemens Patents.”

“Licensed Patents” means (i) the Patents listed on the Exhibit A to the License Agreement filed herewith as part of Exhibit 10.1; (ii) all divisions, continuations, continuations-in-part, reissues and reexaminations or extensions of the Patents listed in (i) (whether U.S. or foreign); and (iii) no others. Licensed Patents does not include any patents owned or controlled by any Affiliate of Licensor.

“Licensed Products” means any medical device, system, or method designed, developed, marketed, and sold by Licensee that, in the absence of the License Agreement, would infringe at least one claim of the Licensed Patents.

Patent License Asset Purchase Agreement

On December 15, 2016, pursuant to the terms of the License Agreement, Mr. Rosellini sold, assigned and transferred any and all of his right, title and interest in and to the License owned by him related to the Siemens Patents to the Company pursuant to the Patent License Asset Purchase Agreement (the “Purchase Agreement”) filed herewith as Exhibit 10.1. A copy of the License Agreement is attached to the Purchase Agreement as Exhibit A.

As consideration for the transfer of the Siemens Patents and the License related thereto, the Company shall pay to Mr. Rosellini the sum of $3,119,000 in the form of $140,000 in cash and 2,979,000 shares of the Company’s restricted Common Stock.

Company Obligations Pursuant to the License Agreement

Pursuant to the terms of the Purchase Agreement and the License Agreement, the Company assumes the following obligations:

Royalties

The Company shall pay Magnus royalties (“Royalties”) equal to 6% (the “Royalty Rate”) of the gross amount invoiced by the Company for sales of Licensed Products, less, without duplication, the sum of the following: (a) reasonable discounts, rebates, allowances or price adjustments actually granted; (b) sales, value added, use, consumption, excise and/or similar taxes actually incurred; and (c) amounts refunded, credited or allowed on returns for, or rejections of, Licensed Products (“Net Sales”) of all Licensed Products sold, licensed, leased or otherwise disposed of (any of the foregoing, a “Sale”) by or on behalf of Magnus.

Term of the License Agreement

The term of the License Agreement commenced on September 29, 2016 (the “Effective Date”) and shall continue until the expiration of the last-to-expire of the Licensed Patents.

If the Company materially breaches the License Agreement and does not cure such breach, to the extent capable of being cured, within twenty-one (21) days after receipt of written notice (the “Breach Notice”) from Licensor, then the License Agreement may be terminated upon written notice to that effect (the “Termination Notice”) from Licensor at any time after the expiration of twenty-one (21) days following receipt by Licensee of the Breach Notice.

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Fair Market Value of Patents; Board Approval

The Company engaged a third-party valuation firm to provide a fair market value of the Siemens Patents acquired pursuant to the Purchase Agreement and related License Agreement in accordance with ASC 820-10, Fair Value Measurements. Management and the Company’s Board of Directors have relied on the fair market value provided by the third-party valuation firm in approving the Purchase Agreement transactions. The Board of Directors approved the Purchase Agreement and related transactions on December 15, 2016 in accordance with the Company’s Code of Business Conduct and Ethics. Management believes the primary value of the transaction is reflected in the patent portfolio acquired.

The Augmented Market Approach (“AMA”) was used to determine the fair market value of the Magnus portfolio. AMA was developed from actual data of patent market transactions. Essentially, the valuation computed from AMA would indicate the fair market value of patents if they were sold in today's Patent Market. The estimated fair value for the Siemens Patents was $3,119,000.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Patent License Asset Purchase Agreement between the Company and William M. Rosellini dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEON MEDSYSTEMS INC

	By:	/s/ Ronald Conquest
Date: December 20, 2016		Ronald Conquest
Chief Operating Officer

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